One Ardmore

Ardmore, PA

110 Apartment Homes

Acquired April 2019

First Quarter 2019

Earnings Release and Supplemental Information

Aimco
APARTMENT HOMES

Page

2	Earnings Release

10	Consolidated Statements of Operations

11	Consolidated Balance Sheets

12	Schedule 1 – Funds From Operations and Adjusted Funds From Operations Reconciliation

14	Schedule 2 – Funds From Operations and Adjusted Funds From Operations Information

17	Schedule 3 – Property Net Operating Income

18	Schedule 4 – Apartment Home Summary

19	Schedule 5 – Capitalization and Financial Metrics

21	Schedule 6 – Same Store Operating Results

24	Schedule 7 – Portfolio Data by Market

26	Schedule 8 – Apartment Community Disposition and Acquisition Activity

27	Schedule 9 – Capital Additions Information

28	Schedule 10 – Redevelopment and Development Portfolio

32	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports First Quarter Results
Denver, Colorado, May 2, 2019 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today first quarter results for 2019.
Chairman and Chief Executive Officer Terry Considine comments: “Aimco has started 2019 with solid results, the product of an intentional strategy to create Net Asset Value per share. In our Same Store portfolio, we maintained 97.0% occupancy for the entire quarter, increased net operating income by 5.5%, and posted peer-leading net operating income margins of 73.2%. In Redevelopment, we started the renovation of 707 Leahy, located in Redwood City, California; adding another start to this highly accretive business. In Portfolio Management, we sold seven apartment communities at prices above our internal estimated gross asset values for proceeds sufficient to complete the paired trade funding for the value-creating share repurchases in last year’s fourth quarter. And last month, we acquired One Ardmore, the fifth and final community in the Philadelphia portfolio acquisition announced one year ago.”
Chief Financial Officer Paul Beldin adds: “First quarter 2019 AFFO of $0.55 per share and Pro forma FFO of $0.61 per share were $0.02 and $0.01 ahead of the midpoint of our respective guidance ranges due to better than expected operating results at our Same Store, Redevelopment and Acquisition communities and the timing of general and administrative expenses. First quarter Same Store revenue growth of 4.2% was ahead of the assumptions underpinning the midpoint of our full-year 2019 revenue growth guidance of 3.3%, leaving us well positioned as we enter the important summer leasing season.”
“Aimco’s balance sheet is safe and liquid, which creates opportunity and flexibility. Aimco used proceeds from first quarter sales to pay down borrowings on our revolving credit facility, ending the quarter with cash on hand of $198 million and the capacity to borrow $723 million under our revolving credit facility. On April 1, we prepaid, at par, $168 million of property-level debt maturing during the third quarter of 2019. This repayment of debt added $740 million of property value to Aimco’s pool of unencumbered properties, now estimated at $3.3 billion.”
Financial Results: First Quarter Pro forma FFO Up 3%; AFFO Up 2%

	FIRST QUARTER
(all items per common share - diluted)	2019	2018	Variance
Net income	$1.88	$0.54	248%
Pro forma Funds From Operations (Pro forma FFO)	$0.61	$0.59	3%
Deduct Capital Replacements	$(0.06)	$(0.05)	20%
Adjusted Funds From Operations (AFFO)	$0.55	$0.54	2%
Net Income (per diluted common share) - Year-over-year, first quarter net income increased primarily due to higher gains on the sale of apartment communities.
Pro forma FFO (per pro forma diluted common share) - Aimco’s first quarter Pro forma FFO per share increased $0.02 year-over-year due to the following items:

•	$0.04 from Same Store Property Net Operating Income growth of 5.5%, driven by a 4.2% increase in revenue, offset by a 0.8% increase in expenses;

•	$0.05 from Net Operating Income contributions from redevelopment communities and 2018 property acquisitions; and

•	$0.01 lower interest expense; offset by

•	($0.08) contribution eliminated following the 2018 sale of the Asset Management business and sales in 2018 and 2019 of apartment communities to fund Aimco’s investment activities.

2

Adjusted Funds from Operations (per pro forma diluted common share) - AFFO per share increased $0.01 year-over-year due to the $0.02 increase in Pro forma FFO, offset $0.01 by an acceleration of capital replacement spending as compared to the previous year. For the full year, Aimco expects total capital replacement spending to decline year-over-year as the Aimco portfolio continues to be upgraded with Aimco capital invested in fewer, but more valuable, properties.
Operating Results: First Quarter Same Store NOI Up 5.5%

	FIRST QUARTER
	Year-over-Year			Sequential
	2019	2018	Variance	4th Qtr.	Variance
Average Rent per Apartment Home	$2,041	$1,977	3.2%	$2,031	0.5%
Other Income per Apartment Home	124	120	3.3%	126	(1.6%)
Average Revenue per Apartment Home	$2,165	$2,097	3.2%	$2,157	0.4%
Average Daily Occupancy	97.0%	96.1%	0.9%	97.0%	—%

$ in Millions
Revenue, before utility reimbursements	$175.7	$168.6	4.2%	$175.1	0.4%
Expenses, net of utility reimbursements	47.1	46.8	0.8%	43.9	7.3%
NOI	$128.6	$121.8	5.5%	$131.2	(1.9%)
Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or as a renewal. The table below details changes in new and renewal lease rates.

2019	Jan	Feb	Mar	1st Qtr.
Renewal rent increases	4.9%	5.3%	5.5%	5.2%
New lease rent increases	(0.2%)	1.2%	1.5%	0.8%
Weighted average rent increases	2.1%	3.1%	3.4%	2.9%
Average Daily Occupancy	97.1%	97.0%	97.0%	97.0%
Redevelopment and Development
Redevelopment is Aimco’s second line of business where Aimco creates value by repositioning communities within the Aimco portfolio. Aimco also undertakes limited ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with the redevelopment of an existing apartment community. Aimco invests to earn leverage-neutral risk-adjusted returns in excess of those expected from the apartment communities sold in “paired trades” to fund the redevelopment and development. Of these two activities, Aimco generally favors redevelopment because it permits adjustment of the scope and timing of spending to align with changing market conditions and customer preferences.
During the first quarter, Aimco invested $45 million in redevelopment and development. Aimco continued phased redevelopment activities in Miami at its Flamingo South Beach and Bay Parc communities, and ground-up construction at Parc Mosaic in Boulder, Colorado, The Fremont on the Anschutz Medical Campus in Denver, Colorado, and Elm Creek Townhomes in Elmhurst, Illinois.
Aimco also began a $24 million full redevelopment of 707 Leahy in Redwood City, California. This 110-home community is located in one of the most dynamic job markets in the world and benefits from higher density than permitted under the current zoning code. Aimco expects this investment to generate a Free Cash Flow internal rate of return of approximately 9%.

3

Portfolio Management: Revenue Per Apartment Home Up 6% to $2,181
Aimco’s portfolio of apartment communities is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States.
As part of its portfolio strategy, Aimco seeks to sell up to 10% of its portfolio annually and to reinvest the proceeds from such sales in accretive uses such as capital enhancements, redevelopments, some developments, and selective acquisitions with projected Free Cash Flow internal rates of return higher than expected from the communities being sold. Through this disciplined approach to capital recycling, Aimco significantly increases the quality and expected growth rate of its portfolio.

	FIRST QUARTER
	2019	2018	Variance
Apartment Communities	128	134	(6)
Apartment Homes	34,349	37,228	(2,879)
Average Revenue per Apartment Home	$2,181	$2,052	6%
Portfolio Average Rents as a Percentage of Local Market Average Rents	113%	113%	—%
Percentage A (1Q 2019 Average Revenue per Apartment Home $2,839)	52%	49%	3%
Percentage B (1Q 2019 Average Revenue per Apartment Home $1,918)	32%	35%	(3%)
Percentage C+ (1Q 2019 Average Revenue per Apartment Home $1,727)	16%	16%	—%
NOI Margin	72%	71%	1%
Free Cash Flow Margin	67%	66%	1%
First Quarter Portfolio - For its entire portfolio, Aimco’s average monthly revenue per apartment home was $2,181 for first quarter 2019, a 6% increase compared to first quarter 2018. This increase is due to year-over-year growth in Same Store revenue as well as Aimco’s acquisition activities, lease-up of redevelopment communities, and sales of communities with average monthly revenues per apartment home lower than those of the retained portfolio.
Acquisitions - Aimco evaluates potential acquisitions with an eye for unique and opportunistic investments and funds acquisitions pursuant to its strict “paired trade” discipline.
In the first quarter, Aimco made no acquisitions.
In April, Aimco closed the $65 million acquisition of One Ardmore, the fifth and final community included in the Philadelphia portfolio acquisition announced one year ago. This 110-home community is located in the heart of one of Philadelphia’s Main Line suburbs and most desirable submarkets. Aimco acquired One Ardmore at the completion of construction, and expects the community to be fully occupied before year-end.
Dispositions - In the first quarter, Aimco sold seven apartment communities with 2,206 apartment homes for gross proceeds of $409 million. Proceeds, net of debt repayment and transaction costs, were $340 million. Three communities are located in suburban Chicago, one in Alexandria, Virginia, one in Virginia Beach, Virginia, and two in Nashville, Tennessee. Proceeds from the sales were used to complete the leverage-neutral, “paired trade” funding for the fourth quarter 2018 common stock repurchases.

4

Balance Sheet
Aimco Leverage
Aimco’s leverage strategy seeks to increase financial returns by using leverage with appropriate caution. Aimco limits risk through its balance sheet structure, employing low leverage, primarily non-recourse and long-dated property debt; and Aimco builds financial flexibility by maintaining ample unused and available credit as well as holding properties with substantial value unencumbered by property debt; and uses partners’ capital when it enhances financial returns or reduces investment risk.
Aimco total leverage includes the Aimco share of long-term, non-recourse, property debt encumbering apartment communities, outstanding borrowings under its revolving credit facility, and outstanding preferred equity.

	AS OF MARCH 31, 2019
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$3,870	96%	7.8
Outstanding borrowings on revolving credit facility	70	2%	2.8
Pro forma Preferred Equity*	101	2%	40.0**
Pro forma Total Leverage*	$4,041	100%	8.5**
Pro forma cash, restricted cash and investments in securitization trust assets*	(162)
Net Leverage	$3,879

*	Aimco has adjusted Preferred Equity and cash on a pro forma basis to reflect the redemption of its Class A Perpetual Preferred Stock as if it had been redeemed with cash on hand on March 31, 2019.

**
Aimco’s Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average maturity of its Pro forma Total Leverage assuming a 40-year maturity for its Preferred Equity. Aimco has calculated the weighted average maturity of its Pro forma Total Leverage assuming that its Class A Perpetual Preferred Stock, which on April 15, 2019 Aimco called for redemption on May 16, 2019, was redeemed on March 31, 2019.

Leverage Ratios
Aimco target leverage ratios are Proportionate Debt and Preferred Equity to Adjusted EBITDAre below 7.0x and Adjusted EBITDAre to Interest Expense and Preferred Dividends greater than 2.5x. Aimco calculates Adjusted EBITDAre and Adjusted Interest Expense used in its leverage ratios based on current quarter amounts, annualized.

Proportionate Debt to Adjusted EBITDAre	7.0x
Proportionate Debt and Pro forma Preferred Equity to Adjusted EBITDAre	7.2x
Adjusted EBITDAre to Pro forma Adjusted Interest Expense	3.3x
Adjusted EBITDAre to Pro forma Adjusted Interest Expense and Pro forma Preferred Dividends	3.2x
Aimco’s leverage ratios have been calculated on a pro forma basis. Please refer to Supplemental Schedule 5 and the Glossary for additional information and supporting calculations.

5

During first quarter 2019, Aimco retitled its Adjusted EBITDA measure to Adjusted EBITDAre in its calculation of leverage ratios. The computation of Adjusted EBITDAre has been modified from Aimco’s prior measure to include the amortization of debt issuance costs as a component of interest expense in both the computation of Adjusted Interest Expense and Adjusted EBITDAre. The impact of this change is less than 0.1x to each ratio. Aimco also added to the Glossary a reconciliation of Net Income to EBITDAre, as defined by Nareit.
Liquidity
At March 31, 2019, Aimco held cash and restricted cash of $198 million and had the capacity to borrow $723 million under its revolving credit facility, after consideration of $7 million of letters of credit backed by the facility. Aimco uses its credit facility primarily for working capital and other short-term purposes and to secure letters of credit.
Aimco also manages its financial flexibility by maintaining an investment grade rating and holding apartment communities that are unencumbered by property debt. At March 31, 2019, Aimco held unencumbered apartment communities with an estimated fair market value of approximately $2.5 billion. In April 2019, Aimco prepaid, at par, $168 million of property-level debt maturing during the third quarter 2019, increasing the estimated value of its pool of unencumbered apartment communities by $740 million to $3.3 billion.
Equity Capital Activities
As previously announced, on February 3, 2019, Aimco's Board of Directors declared a special dividend valued at $2.02 per share of common stock that consisted of $67.1 million in cash and 4.5 million shares of common stock, which was distributed on March 22, 2019.
In order to facilitate comparisons with previous periods, Aimco authorized a reverse split to neutralize the effect of the stock dividend. Taken together, the total number of shares outstanding after the stock dividend and reverse-split was unchanged by the two actions.
On April 29, 2019, the Aimco Board of Directors declared a quarterly cash dividend of $0.39 per share of Class A Common Stock for the quarter ended March 31, 2019, representing an increase of 3% compared to the dividends paid in second quarter 2018. This dividend is payable on May 31, 2019, to stockholders of record on May 17, 2019.

6

2019 Outlook
Aimco is herein maintaining Full Year guidance established in the Fourth Quarter 2018 Earnings Release.

($ Amounts represent Aimco Share)	YEAR-TO-DATE MARCH 31, 2019	FULL YEAR 2019

Net Income per share	$1.88	$3.13 to $3.63
Pro forma FFO per share	$0.61	$2.41 to $2.51
AFFO per share	$0.55	$2.12 to $2.22

Select Components of Nareit FFO
Same Store Operating Measures
Revenue change compared to prior year	4.2%	2.80% to 3.80%
Expense change compared to prior year	0.8%	2.00% to 3.00%
NOI change compared to prior year	5.5%	2.70% to 4.50%

Other Earnings
Tax Benefit	$4M	$7M to $9M

Offsite Costs
Property management expenses	$5M	$20M
General and administrative expenses	$10M	$47M
Total Offsite Costs	$15M	$67M

Capital Investments
Redevelopment/Development	$45M	$225M to $275M
Capital Enhancements	$16M	$80M to $100M

Transactions
Property dispositions	$409M	$750M to $850M
Property acquisitions [1]	$0M	$65M

Portfolio Quality
Average revenue per apartment home	$2,181	~$2,220

Balance Sheet
Proportionate Debt to Adjusted EBITDAre [2]	7.0x	~6.7x
Proportionate Debt and Preferred Equity to Adjusted EBITDAre [2]	7.2x	~6.9x

[1]
Aimco does not predict or guide to acquisitions. Full year 2019 acquisition guidance represents the purchase price for One Ardmore, which was acquired in April 2019. Aimco monitors potential transactions with an eye for unique and opportunistic investments and funds acquisitions pursuant to its strict “paired trade” discipline.

[2]
Aimco has calculated pro forma leverage ratios at March 31, 2019 assuming that its Class A Perpetual Preferred Stock, which on April 15, 2019 Aimco called for redemption on May 16, 2019, was redeemed March 31, 2019.

($ Amounts represent Aimco Share)	SECOND QUARTER 2019

Net income per share	$0.39 to $0.43
Pro forma FFO per share	$0.57 to $0.61
AFFO per share	$0.48 to $0.52

7

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, May 3, 2019 at 1:00 p.m. ET	Replay available until August 3, 2019
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 9077982	Passcode: 10130487
Live webcast and replay: investors.aimco.com
Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 129 communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Matt Foster, Director, Investor Relations
Investor Relations 303-793-4661, investor@aimco.com

8

Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of second quarter and full year 2019 results, including but not limited to: Nareit FFO, Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment and development investments and projected yield on such investments, timelines and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.
These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopment and development investments; expectations regarding Aimco sales of apartment communities and the use of proceeds thereof; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

•
Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

•
Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and

•
Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2018, and the other documents Aimco files from time to time with the Securities and Exchange Commission.
These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

9

Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended
	March 31,
	2019	2018
REVENUES
Rental and other property revenues attributable to real estate	$230,235	$225,393
Asset Management business rental and tax credit revenues	—	22,327
Total revenues	230,235	247,720

OPERATING EXPENSES
Property operating expenses attributable to real estate	79,184	78,287
Property operating expenses of partnerships served by Asset Management business	—	9,195
Depreciation and amortization	93,565	92,548
General and administrative expenses	10,369	11,355
Other expenses, net	5,703	2,958
Total operating expenses	188,821	194,343

Interest income	2,726	2,172
Interest expense	(41,409)	(47,795)
Gain on dispositions of real estate	291,473	53,195
Other, net	72	224
Income before income tax (expense) benefit	294,276	61,173
Income tax (expense) benefit	(2,981)	34,517
Net income	291,295	95,690
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(91)	(6,206)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,934)	(1,937)
Net income attributable to common noncontrolling interests in Aimco OP	(15,137)	(3,755)
Net income attributable to noncontrolling interests	(17,162)	(11,898)
Net income attributable to Aimco	274,133	83,792
Net income attributable to Aimco preferred stockholders	(2,148)	(2,148)
Net income attributable to participating securities	(417)	(119)
Net income attributable to Aimco common stockholders	$271,568	$81,525

Net income attributable to Aimco per common share – basic and diluted	$1.88	$0.54

Weighted average common shares outstanding – basic [1]	144,232	151,872

Weighted average common shares outstanding – diluted [1]	144,445	152,000

[1]
2018 basic and diluted weighted average common shares outstanding have been restated to reflect the impact of the February 20, 2019, reverse stock split. Basic and diluted weighted average common shares outstanding were 156,609 and 156,740, respectively, as previously reported for the three months ended March 31, 2018.

10

Consolidated Balance Sheets
(in thousands) (unaudited)
	March 31,	December 31,
	2019	2018
Assets
Real estate	$8,225,519	$8,308,590
Accumulated depreciation	(2,581,666)	(2,585,115)
Net real estate	5,643,853	5,723,475
Cash and cash equivalents	162,286	36,858
Restricted cash	36,103	35,737
Goodwill	37,808	37,808
Other assets	403,719	313,733
Assets held for sale	—	42,393
Total Assets	$6,283,769	$6,190,004

Liabilities and Equity
Non-recourse property debt	$3,879,453	$3,937,000
Debt issue costs	(20,430)	(21,695)
Non-recourse property debt, net	3,859,023	3,915,305
Revolving credit facility borrowings	70,000	160,360
Accrued liabilities and other	293,279	226,230
Liabilities related to assets held for sale	—	23,177

Total Liabilities	4,222,302	4,325,072

Preferred noncontrolling interests in Aimco OP	101,195	101,291
Equity:
Perpetual preferred stock	125,000	125,000
Class A Common Stock	1,488	1,446
Additional paid-in capital	3,495,295	3,515,686
Accumulated other comprehensive income	4,851	4,794
Distributions in excess of earnings	(1,742,998)	(1,947,507)
Total Aimco equity	1,883,636	1,699,419
Noncontrolling interests in consolidated real estate partnerships	(2,857)	(2,967)
Common noncontrolling interests in Aimco OP	79,493	67,189
Total Equity	1,960,272	1,763,641
Total Liabilities and Equity	$6,283,769	$6,190,004

11

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation	(Page 1 of 2)
Three Months Ended March 31, 2019 Compared to Three Months Ended March 31, 2018
(in thousands, except per share data) (unaudited)

Aimco believes that Economic Income (defined as Net Asset Value, or NAV, growth plus dividends) is an important measure of long-term financial performance. NAV is used by many investors because the value of company assets can be readily estimated, even for non-earning assets such as land or properties under development. NAV has the advantage of incorporating the investment decisions of thousands of real estate investors, enhancing comparability among companies that have differences in their accounting, and avoiding disparity that can result from application of GAAP to investment properties and various ownership structures. Some investors focus on multiples of AFFO and FFO. Aimco’s disclosure of AFFO and FFO complements its focus on Economic Income.

	Three Months Ended March 31,
	2019	2018
Net income attributable to Aimco common stockholders	$271,568	$81,525
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	91,374	90,394
Gain on dispositions and other, net of noncontrolling partners’ interest	(291,473)	(47,023)
Income tax adjustments related to gain on dispositions and other tax-related items [1]	6,526	(30,720)
Common noncontrolling interests in Aimco OP’s share of above adjustments	10,249	(557)
Amounts allocable to participating securities	316	(15)
Nareit FFO Attributable to Aimco common stockholders	$88,560	$93,604
Adjustments, all net of common noncontrolling interests in Aimco OP and participating securities:
Litigation, net [2]	25	349
Change in lease accounting [3]	—	(707)
Straight-line rent [4]	2,307	—
Pro forma FFO Attributable to Aimco common stockholders	$90,892	$93,246
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(9,711)	(9,060)
AFFO Attributable to Aimco common stockholders	$81,181	$84,186

Weighted average common shares outstanding - basic	144,232	151,872
Dilutive common share equivalents	213	128
Total shares and dilutive share equivalents used to calculate Net income and Nareit FFO per share	144,445	152,000
Adjustment to weight reverse stock split [5]	3,888	4,740
Pro forma shares and dilutive share equivalents used to calculate Pro forma FFO and AFFO per share	148,333	156,740

Net income attributable to Aimco per common share – diluted	$1.88	$0.54
Nareit FFO per share – diluted	$0.61	$0.62
Pro forma FFO per share – diluted	$0.61	$0.59
AFFO per share – diluted	$0.55	$0.54

Please see the following page for footnote descriptions

12

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation	(Page 2 of 2)

[1]
Income taxes related to gain on dispositions and other items for the three months ended March 31, 2018, included a $33.6 million tax benefit related to an intercompany transfer of assets related to the Asset Management business, which was sold in July 2018. Upon completion of the sale the deferred tax asset that resulted from the intercompany transaction was realized. Accordingly, Aimco excluded the benefit related to the reorganization from Nareit FFO.

[2]
During 2018, Aimco was engaged in litigation with Airbnb, which was resolved in December 2018. Due to the unpredictable nature of these proceedings, related amounts recognized, net of income tax effect, are excluded from Pro forma FFO. These costs are included in other expenses, net, on Aimco’s Consolidated Statements of Operations.

[3]
Effective January 1, 2019, Aimco adopted accounting guidance that changed how Aimco recognizes costs incurred to obtain resident leases. For comparability of Pro forma FFO between periods, Aimco has recast 2018 as if the new standard was effective January 1, 2018. AFFO, which Aimco uses to measure profitability, is unchanged by the new standard.

[4]
In 2018, Aimco assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. Aimco includes the cash rent payments for this ground lease in Pro forma FFO, but excludes the incremental straight-line non-cash rent expense. The rent expense for this lease is included in other expenses, net, on Aimco’s Consolidated Statements of Operations.

[5]
During first quarter 2019, Aimco completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted average shares as if the reverse stock split occurred at the beginning of the period presented; while shares issued in the special dividend are included in weighted average shares outstanding from the date issued. To minimize confusion and facilitate comparison of period-over-period Pro forma FFO and AFFO, Aimco calculated pro forma weighted average shares for first quarter 2019 based on the effective date of the reverse stock split and ex-dividend date for the shares issued in the special dividend, thereby eliminating the per share impact of the GAAP treatment to Aimco’s reported Pro forma FFO and AFFO.

13

Supplemental Schedule 2(a)

Funds From Operations and Adjusted Funds From Operations Information		(Page 1 of 2)
Three Months Ended March 31, 2019 Compared to Three Months Ended March 31, 2018
(consolidated amounts, in thousands) (unaudited)

	Three Months Ended
	March 31,
	2019	2018
Real Estate [1]
Revenues, before utility reimbursements
Same Store	$176,405	$169,274
Redevelopment/Development	20,414	18,145
Acquisition	9,993	1,580
Other Real Estate	9,508	9,353
Total revenues, before utility reimbursements	216,320	198,352
Expenses, net of utility reimbursements
Same Store	47,316	46,958
Redevelopment/Development	7,310	6,522
Acquisition	2,853	523
Other Real Estate	3,919	3,880
Total expenses, net of utility reimbursements	61,398	57,883
Real Estate net operating income	154,922	140,469

Property management expenses	(5,371)	(5,163)
Casualties	(2,136)	(1,059)
Other (expenses) income, net	(3,699)	165
Interest expense on non-recourse property debt [2]	(39,748)	(41,184)
Interest income	2,002	1,849
NOI related to Sold and Held for Sale communities [3]	3,635	12,119
Contribution from Real Estate	109,605	107,196

Contribution from Asset Management [4]	—	9,587

General and administrative and investment management expenses	(10,369)	(11,355)
Depreciation and amortization related to non-real estate assets	(2,081)	(2,200)
Other expenses, net	(1,463)	(1,838)
Interest expense on corporate borrowings	(1,661)	(3,324)
Tax benefit, net	3,545	3,797
Preferred dividends and distributions	(4,082)	(4,085)
Common noncontrolling interests in Aimco OP	(4,888)	(4,312)
Proportionate adjustments	(46)	138
Nareit FFO Attributable to Aimco common stockholders	$88,560	$93,604
Total pro forma adjustments, net of common noncontrolling interests in Aimco OP and participating securities [5]	2,332	(358)
Pro forma FFO Attributable to Aimco common stockholders	$90,892	$93,246
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities [6]	(9,711)	(9,060)
AFFO Attributable to Aimco common stockholders	$81,181	$84,186

Please see the following page for footnote descriptions

14

Supplemental Schedule 2(a) (continued)

Funds From Operations and Adjusted Funds From Operations Information	(Page 2 of 2)

[1]
Contribution from Real Estate consists of property net operating income and other items of income or expense that relate to Aimco’s portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering the communities in this portfolio, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.

[2]	Interest expense for the three months ended March 31, 2019 and 2018 contains $0.6 million and $1.8 million, respectively, of interest expense related to sold properties.

[3]	During the first quarter, Aimco sold apartment communities in the following locations:

Location	Communities Sold
Virginia Beach, Virginia	1
Alexandria, Virginia	1
Nashville, Tennessee	2
Suburban Chicago, Illinois	3

[4]	Aimco sold its Asset Management business and interests in the partnerships served by this business in third quarter 2018.

[5]	Pro forma adjustments are comprised of the detailed adjustments presented in Supplemental Schedule 1.

[6]	Please refer to the Glossary for a reconciliation of the Capital Replacement spending used to compute AFFO to Capital Replacement spending per Supplemental Schedule 9.

15

Supplemental Schedule 2(b)

Partially Owned Entities
Three Months Ended March 31, 2019 Compared to Three Months Ended March 31, 2018
(Proportionate amounts, in thousands) (unaudited)

	Noncontrolling Interests [1]		Unconsolidated [2]
	Three Months Ended March 31,		Three Months Ended March 31,
	2019	2018	2019	2018

Revenues, before utility reimbursements	$792	$776	$595	$560
Expenses, net of utility reimbursements	233	266	112	171
Net operating income	559	510	483	389

Property management expenses, net	(34)	(37)	(18)	(65)
Casualties	3	5	—	—
Other Expense, net	(3)	(21)	—	—
Interest expense on non-recourse property debt on Real Estate Operations	(171)	(176)	(78)	(82)
NOI related to Sold Apartment Communities	—	(22)	—	—
Contribution from Real Estate	354	259	387	242

Other non-property expenses, net	(22)	(13)	—	1
Pro forma FFO from Real Estate	$332	$246	$387	$243

Total apartment communities [3]	9		4
Total apartment homes [3]	3,592		142
Noncontrolling interests’ share of consolidated apartment homes/Aimco share of unconsolidated apartment homes [3]	187		72

[1]	Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts.

[2]	Amounts represent Aimco’s proportionate share of the unconsolidated real estate partnerships’ operations.

[3]	Apartment community information excludes Sold Communities as of March 31, 2019.

16

Supplemental Schedule 3

Property Net Operating Income
Trailing Five Quarters
(consolidated amounts, in thousands) (unaudited)
	Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Revenues, before utility reimbursements
Same Store	$176,405	$175,756	$174,737	$172,180	$169,274
Redevelopment/Development	20,414	20,318	19,944	18,549	18,145
Acquisition	9,993	9,356	10,630	6,358	1,580
Other Real Estate	9,508	9,525	9,516	9,419	9,353
Total revenues, before utility reimbursements	216,320	214,955	214,827	206,506	198,352

Expenses, net of utility reimbursements
Same Store	47,316	44,106	47,367	46,930	46,958
Redevelopment/Development	7,310	7,180	7,270	6,961	6,522
Acquisition	2,853	2,466	2,826	1,875	523
Other Real Estate	3,919	3,767	3,690	3,716	3,880
Total expenses, net of utility reimbursements	61,398	57,519	61,153	59,482	57,883

Property Net Operating Income
Same Store	129,089	131,650	127,370	125,250	122,316
Redevelopment/Development	13,104	13,138	12,674	11,588	11,623
Acquisition	7,140	6,890	7,804	4,483	1,057
Other Real Estate	5,589	5,758	5,826	5,703	5,473
Total Property Net Operating Income	$154,922	$157,436	$153,674	$147,024	$140,469

Sold Property Net Operating Income [1]	$3,635	$6,290	$7,210	$12,460	$12,119

Property net operating income in the table above excludes the Property Net Operating Income of apartment communities served by the Asset Management business, which was sold in 2018.

[1]	During the first quarter, Aimco sold apartment communities in the following locations:

Location	Communities Sold
Virginia Beach, Virginia	1
Alexandria, Virginia	1
Nashville, Tennessee	2
Suburban Chicago, Illinois	3

17

Supplemental Schedule 4

Apartment Home Summary
As of March 31, 2019
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Aimco Share of Apartment Homes
Consolidated
Same Store [1]	96	28,039	27,892
Redevelopment/Development	7	3,373	3,362
Acquisition	6	1,480	1,480
Other Real Estate	15	1,315	1,286
Total Consolidated	124	34,207	34,020
Unconsolidated	4	142	72
Total Portfolio	128	34,349	34,092

[1]	From December 31, 2018 to March 31, 2019, on a net basis, Aimco’s Same Store portfolio increased by three apartment communities and 2,134 apartment homes. These changes consisted of:

•
the addition of seven redeveloped apartment communities with 2,698 apartment homes and one developed community with 310 apartment homes that were classified as Same Store upon maintaining stabilized operations for the entirety of the periods presented;

•	the addition of one acquired apartment community with 463 apartment homes that was classified as Same Store because Aimco has now owned it for the entirety of both periods presented;

•	the addition of one apartment community with 246 apartments homes, which maintained stabilized operations for the entirety of the periods presented following a casualty event;

•
the addition of one apartment community with 72 apartment homes that Aimco separated into a newly branded stand-alone community from an existing community previously classified as a redevelopment community, resulting in an increase of one community with no change in the total number of apartment homes;

•	the reduction of two apartment communities with 153 apartment homes, for which Aimco commenced redevelopment during the period and were reclassified to redevelopment and development communities;

•	the reduction of one apartment community with 78 apartment homes that Aimco expects to sell within 12 months; and

•	the reduction of five apartment communities with 1,424 apartment homes, which were sold as of March 31, 2019.

18

Supplemental Schedule 5(a)

Capitalization and Financial Metrics
As of March 31, 2019
(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share	Pro forma Adjustment [1]	Pro forma Leverage	Weighted Average Maturity (Years)		Weighted Average Stated Interest Rate
Fixed rate loans payable	$3,619,335	$6,593	$(16,122)	$3,609,806	$—	$3,609,806	8.0		4.19%
Floating rate loans payable	245,613	—	—	245,613	—	245,613	4.4		3.69%
Floating rate tax-exempt bonds	14,505	—	—	14,505	—	14,505	14.3		3.65%
Total non-recourse property debt	$3,879,453	$6,593	$(16,122)	$3,869,924	$—	$3,869,924	7.8		4.16%
Revolving credit facility borrowings	70,000			70,000	—	70,000	2.8		3.69%
Preferred Equity	226,195	—	—	226,195	(125,000)	101,195	40.0	[2]	7.64%
Total Leverage	$4,175,648	$6,593	$(16,122)	$4,166,119	$(125,000)	$4,041,119	8.5		4.24%
Cash and restricted cash	(198,389)	—	891	(197,498)	125,000	(72,498)
Securitization trust assets [3]	(90,064)	—	—	(90,064)	—	(90,064)
Net Leverage	$3,887,195	$6,593	$(15,231)	$3,878,557	$—	$3,878,557

Leverage Ratios First Quarter 2019

	Leverage Ratios [4]	Pro forma Leverage Ratios [5]
Proportionate Debt to Adjusted EBITDAre	6.8x	7.0x
Proportionate Debt and Preferred Equity to Adjusted EBITDAre	7.2x	7.2x
Adjusted EBITDAre to Adjusted Interest	3.4x	3.3x
Adjusted EBITDAre to Adjusted Interest and Preferred Dividends	3.1x	3.2x

	Amount	Covenant
Fixed Charge Coverage Ratio	2.05x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

[1]	Aimco has calculated pro forma leverage assuming that its Class A Perpetual Preferred Stock, which on April 15, 2019 Aimco called for redemption on May 16, 2019, was redeemed on March 31, 2019.

[2]
Aimco’s Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 40-year maturity for its Preferred Equity.

[3]
In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. These investments have a face value of $100.9 million and a carrying amount of $90.1 million and are included in other assets on Aimco’s Consolidated Balance Sheet at March 31, 2019. The amount of these investments effectively reduces Aimco’s leverage.

[4]
Aimco’s Adjusted EBITDAre has been calculated on a pro forma basis to reflect the disposition of seven apartment communities during the period as if the transactions had closed on January 1, 2019. During first quarter 2019, Aimco retitled its Adjusted EBITDA measure to Adjusted EBITDAre in its calculation of leverage ratios. The computation of Adjusted EBITDAre has been modified from Aimco’s prior measure to include the amortization of debt issuance costs as a component of interest expense in both the computation of Adjusted Interest Expense and Adjusted EBITDAre. The impact of this change is less than 0.1x on each ratio. Aimco also added in the Glossary a reconciliation of Net Income to EBITDAre, as defined by Nareit.

[5]
Aimco’s ratio of Proportionate Debt and Preferred Equity to Adjusted EBITDAre has been calculated on a pro forma basis to reflect the redemption of the Class A Perpetual Preferred Stock as if it had occurred using cash on hand on March 31, 2019. Aimco’s coverage ratios, as presented in the table above, have been calculated on a pro forma basis to reflect the redemption of the Class A Perpetual Preferred Stock as if it had occurred at the beginning of the quarter.

19

Supplemental Schedule 5(b)

Capitalization and Financial Metrics
As of March 31, 2019
(share, unit and dollar amounts in thousands) (unaudited)

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total		Maturities as a Percent of Total	Average Rate on Maturing Debt
2019 2Q	$19,658	$—		$19,658		—%	—%
2019 3Q	18,840	167,534	[1]	186,374		4.44%	5.82%
2019 4Q	19,051	—		19,051		—%	—%
Total 2019	57,549	167,534		225,083		4.44%	5.82%

2020 1Q	19,275	—		19,275		—%	—%
2020 2Q	19,462	—		19,462		—%	—%
2020 3Q	19,668	—		19,668		—%	—%
2020 4Q	19,732	78,930		98,662		2.09%	3.88%
Total 2020	78,137	78,930		157,067		2.09%	3.88%

2021	69,009	493,490	[2]	562,499		13.09%	5.23%
2022	65,357	260,671		326,028		6.92%	4.65%
2023	55,696	337,649		393,345		8.96%	4.19%
2024	50,039	319,879		369,918		8.49%	3.44%
2025	44,253	241,963		286,216		6.42%	3.67%
2026	36,548	238,734		275,282		6.33%	3.61%
2027	27,500	266,202		293,702		7.06%	3.53%
2028	19,354	305,576		324,930		8.11%	3.73%
Thereafter	243,275	311,727		555,002		8.27%	4.22%
Total	$746,717	$3,022,355		$3,769,072
Securitization Trust Assets				100,852	[2]
Aimco share non-recourse property debt				$3,869,924

Preferred Equity

	Shares/Units Outstanding as of March 31, 2019	Date First Available for Redemption by Aimco	Coupon	Amount
Class A Perpetual Preferred Stock [3]	5,000	5/16/2019	6.875%	$125,000
Preferred Partnership Units	3,809		7.641%	101,195
Total Preferred Equity			7.217%	$226,195

Common Stock, Partnership Units and Equivalents

March 31, 2019
Class A Common Stock outstanding [4]	148,310
Participating unvested restricted stock	202
Dilutive options, share equivalents and non-participating unvested restricted stock	350
Total shares and dilutive share equivalents	148,862
Common Partnership Units and equivalents	8,397
Total shares, units and dilutive share equivalents	157,259

[1]	Non-recourse property debt maturing during the third quarter 2019 was repaid at par on April 1, 2019.

[2]
The securitized property loans mature in 2021, and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $594.3 million to $493.5 million.

[3]	On April 15, 2019, Aimco called its Class A Perpetual Preferred Stock for redemption on May 16, 2019.

[4]
As previously announced, during first quarter 2019 Aimco's Board of Directors declared a special dividend valued at $2.02 per share of common stock that consisted of $67.1 million in cash and 4.5 million shares of common stock paid in the aggregate on March 22, 2019. The reverse stock split neutralized the effect of the stock issued in the special dividend, as a result total shares outstanding prior to and following both transactions were unchanged.

20

Supplemental Schedule 6(a)

Same Store Operating Results
Three Months Ended March 31, 2019 Compared to Three Months Ended March 31, 2018
(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	1Q 2019	1Q 2018	Growth	1Q 2019	1Q 2018	Growth	1Q 2019	1Q 2018	Growth	1Q 2019	1Q 2019	1Q 2018	1Q 2019	1Q 2018

Atlanta	3	645	645	$2,695	$2,642	2.0%	$894	$886	0.9%	$1,801	$1,756	2.6%	66.8%	96.7%	96.8%	$1,440	$1,411
Bay Area	10	2,355	2,355	21,640	20,553	5.3%	4,970	5,057	(1.7%)	16,670	15,496	7.6%	77.0%	97.5%	96.3%	3,140	3,022
Boston	15	4,689	4,689	27,123	25,859	4.9%	8,783	8,757	0.3%	18,340	17,102	7.2%	67.6%	96.8%	95.9%	1,992	1,917
Chicago	8	2,070	2,070	10,765	10,433	3.2%	3,103	3,097	0.2%	7,662	7,336	4.4%	71.2%	96.6%	95.4%	1,794	1,761
Denver	7	1,925	1,886	8,911	8,727	2.1%	2,590	2,748	(5.7%)	6,321	5,979	5.7%	70.9%	96.6%	94.9%	1,630	1,626
Greater New York	8	453	453	4,072	3,963	2.8%	1,400	1,375	1.8%	2,672	2,588	3.2%	65.6%	96.9%	96.5%	3,093	3,023
Greater Washington, DC	11	4,945	4,917	23,128	21,972	5.3%	6,169	6,035	2.2%	16,959	15,937	6.4%	73.3%	97.7%	96.4%	1,606	1,545
Los Angeles	12	4,097	4,096	36,114	34,451	4.8%	7,904	7,796	1.4%	28,210	26,655	5.8%	78.1%	97.1%	96.6%	3,027	2,902
Miami	3	873	873	5,706	5,603	1.8%	1,421	1,529	(7.1%)	4,285	4,074	5.2%	75.1%	97.3%	97.9%	2,239	2,185
Philadelphia	3	1,033	954	6,836	6,536	4.6%	1,856	1,834	1.2%	4,980	4,702	5.9%	72.8%	97.9%	96.1%	2,438	2,375
San Diego	7	2,085	2,085	12,005	11,598	3.5%	2,572	2,568	0.2%	9,433	9,030	4.5%	78.6%	96.4%	96.7%	1,990	1,917
Seattle	2	239	239	1,597	1,543	3.5%	459	491	(6.5%)	1,138	1,052	8.2%	71.3%	96.2%	92.8%	2,316	2,319
Other Markets	7	2,630	2,630	15,127	14,726	2.7%	5,016	4,582	9.5%	10,111	10,144	(0.3%)	66.8%	96.4%	95.3%	1,990	1,959
Total	96	28,039	27,892	$175,719	$168,606	4.2%	$47,137	$46,755	0.8%	$128,582	$121,851	5.5%	73.2%	97.0%	96.1%	$2,165	$2,097

21

Supplemental Schedule 6(b)

Same Store Operating Results
Three Months Ended March 31, 2019 Compared to Three Months Ended December 31, 2018
(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	1Q 2019	4Q 2018	Growth	1Q 2019	4Q 2018	Growth	1Q 2019	4Q 2018	Growth	1Q 2019	1Q 2019	4Q 2018	1Q 2019	4Q 2018

Atlanta	3	645	645	$2,695	$2,682	0.5%	$894	$848	5.4%	$1,801	$1,834	(1.8%)	66.8%	96.7%	95.7%	$1,440	$1,449
Bay Area	10	2,355	2,355	21,640	21,605	0.2%	4,970	4,525	9.8%	16,670	17,080	(2.4%)	77.0%	97.5%	97.3%	3,140	3,142
Boston	15	4,689	4,689	27,123	27,177	(0.2%)	8,783	7,818	12.3%	18,340	19,359	(5.3%)	67.6%	96.8%	97.5%	1,992	1,982
Chicago	8	2,070	2,070	10,765	10,729	0.3%	3,103	2,998	3.5%	7,662	7,731	(0.9%)	71.2%	96.6%	96.5%	1,794	1,790
Denver	7	1,925	1,886	8,911	8,921	(0.1%)	2,590	1,771	46.2%	6,321	7,150	(11.6%)	70.9%	96.6%	97.2%	1,630	1,621
Greater New York	8	453	453	4,072	4,096	(0.6%)	1,400	1,279	9.5%	2,672	2,817	(5.1%)	65.6%	96.9%	96.7%	3,093	3,117
Greater Washington, DC	11	4,945	4,917	23,128	22,642	2.1%	6,169	5,993	2.9%	16,959	16,649	1.9%	73.3%	97.7%	96.9%	1,606	1,584
Los Angeles	12	4,097	4,096	36,114	35,903	0.6%	7,904	7,825	1.0%	28,210	28,078	0.5%	78.1%	97.1%	96.8%	3,027	3,020
Miami	3	873	873	5,706	5,691	0.3%	1,421	1,554	(8.6%)	4,285	4,137	3.6%	75.1%	97.3%	97.4%	2,239	2,231
Philadelphia	3	1,033	954	6,836	6,776	0.9%	1,856	1,608	15.4%	4,980	5,168	(3.6%)	72.8%	97.9%	97.6%	2,438	2,425
San Diego	7	2,085	2,085	12,005	12,070	(0.5%)	2,572	2,471	4.1%	9,433	9,599	(1.7%)	78.6%	96.4%	97.4%	1,990	1,982
Seattle	2	239	239	1,597	1,597	—%	459	440	4.3%	1,138	1,157	(1.6%)	71.3%	96.2%	95.5%	2,316	2,333
Other Markets	7	2,630	2,630	15,127	15,180	(0.3%)	5,016	4,819	4.1%	10,111	10,361	(2.4%)	66.8%	96.4%	96.5%	1,990	1,995
Total	96	28,039	27,892	$175,719	$175,069	0.4%	$47,137	$43,949	7.3%	$128,582	$131,120	(1.9%)	73.2%	97.0%	97.0%	$2,165	$2,157

22

Supplemental Schedule 6(c)

Same Store Operating Expense Detail
(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	1Q 2019	% of Total	1Q 2018	$ Change	% Change
Operating expenses [1]	$22,239	47.2%	$22,722	$(483)	(2.1%)
Real estate taxes	19,312	41.0%	18,123	1,189	6.6%
Utility expense, net of reimbursement	3,603	7.6%	3,956	(353)	(8.9%)
Insurance	1,983	4.2%	1,954	29	1.5%
Total	$47,137	100.0%	$46,755	$382	0.8%

Sequential Comparison

	1Q 2019	% of Total	4Q 2018	$ Change	% Change
Operating expenses [1]	$22,239	47.2%	$20,934	$1,305	6.2%
Real estate taxes	19,312	41.0%	17,849	1,463	8.2%
Utility expense, net of reimbursement	3,603	7.6%	2,923	680	23.3%
Insurance	1,983	4.2%	2,243	(260)	(11.6%)
Total	$47,137	100.0%	$43,949	$3,188	7.3%

[1]	Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs and other property related operating expenses.

23

Supplemental Schedule 7(a)

Portfolio Data by Market
First Quarter 2019 Compared to First Quarter 2018
(unaudited)

	Quarter Ended March 31, 2019					Quarter Ended March 31, 2018
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home

Atlanta	5	817	817	1.6%	$1,648	5	817	817	1.6%	$1,646
Bay Area	12	2,632	2,632	11.5%	3,053	16	3,236	3,236	13.2%	2,878
Boston	15	4,689	4,689	12.4%	1,992	15	4,689	4,689	11.3%	1,917
Chicago [1]	8	2,070	2,070	4.9%	1,794	10	3,246	3,246	7.2%	1,643
Denver	8	2,151	2,112	4.0%	1,630	8	2,151	2,112	3.9%	1,626
Greater New York	18	1,040	1,040	4.1%	3,389	18	1,040	1,040	3.8%	3,307
Greater Washington, DC	13	5,760	5,732	12.7%	1,615	13	5,833	5,805	11.5%	1,535
Los Angeles	13	4,347	4,346	18.9%	3,032	13	4,347	4,346	18.5%	2,906
Miami	5	2,677	2,666	6.8%	2,189	5	2,655	2,644	6.9%	2,181
Philadelphia	8	2,638	2,559	8.7%	2,397	5	2,796	2,717	6.3%	1,937
San Diego	12	2,423	2,353	6.7%	1,927	12	2,423	2,353	6.5%	1,855
Seattle	2	239	239	0.7%	2,316	2	239	239	0.7%	2,319
Other Markets	9	2,866	2,837	7.0%	1,869	12	3,756	3,727	8.6%	1,699
Total [2]	128	34,349	34,092	100.0%	$2,181	134	37,228	36,971	100.0%	$2,052

[1]
During first quarter 2019, Aimco separated a distinct building within an existing community into a newly branded stand-alone community. Accordingly, the schedule above reflects an increase of one community with no change in the number of apartment homes for this separation.

[2]	The information presented above includes those apartment communities in which Aimco held an equity interest as of the end of each period presented.

24

Supplemental Schedule 7(b)

Portfolio Data by Market
Fourth Quarter 2018 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States. The schedule below illustrates Aimco’s portfolio quality based on fourth quarter 2018 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove any apartment communities sold subsequent to the reported period.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 25 years.

	Three Months Ended December 31, 2018
	Apartment Communities [1]	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Rent per Aimco Apartment Home [2]	Market Rent [3]	Percentage of Market Rent Average	Average Age of Apartment Communities
Atlanta	5	817	817	1.6%	$1,617	$1,142	141.6%	23
Bay Area	12	2,632	2,632	11.6%	2,896	2,772	104.5%	20
Boston	15	4,689	4,689	12.7%	1,877	2,223	84.4%	32
Chicago [4]	8	2,070	2,070	4.8%	1,653	1,347	122.7%	23
Denver	8	2,151	2,112	4.5%	1,500	1,326	113.1%	21
Greater New York	18	1,040	1,040	4.1%	3,290	3,116	105.6%	23
Greater Washington, DC	13	5,760	5,732	12.1%	1,524	1,737	87.7%	48
Los Angeles	13	4,347	4,346	18.7%	2,877	1,905	151.0%	14
Miami	5	2,671	2,660	6.7%	2,045	1,478	138.4%	25
Philadelphia	8	2,638	2,559	8.6%	2,240	1,325	169.1%	25
San Diego	12	2,423	2,353	6.8%	1,811	1,745	103.8%	29
Seattle	2	239	239	0.8%	2,120	1,724	123.0%	5
Other Markets	9	2,866	2,837	7.0%	1,755	1,487	118.0%	27
Total	128	34,343	34,086	100.0%	$2,055	$1,816	113.2%	25

[1]	The portfolio information presented above includes all apartment communities in which Aimco held an equity interest as of December 31, 2018, adjusted for properties subsequently sold.

[2]	Represents rents, after concessions and vacancy loss, divided by Aimco Share of Apartment Homes. Does not include other rental income.

[3]	Q4 2018 per REIS.

[4]
During first quarter 2019, Aimco separated a distinct building within an existing community into a newly branded stand-alone community. Accordingly, the schedule above reflects an increase of one community with no change in the number of apartment homes for this separation.

25

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Number of Apartment Communities [1]	Number of Apartment Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [2]	Free Cash Flow Cap Rate [3]	Property Debt	Net Sales Proceeds [4]	Aimco Net Proceeds [5]	Average Revenue per Home

First Quarter 2019 Dispositions

7	2,206	100%	$408.6	5.6%	5.0%	$(60.6)	$340.2	$340.2	$1,382

First Quarter 2019 Acquisitions

Aimco did not acquire any apartment communities during the first quarter of 2019.

[1] During the first quarter of 2019, Aimco sold seven apartment communities, three of which are located in suburban Chicago, one in Alexandria, Virginia, one in Virginia Beach, Virginia, and two in Nashville, Tennessee.

[2] NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a management fee of 3% of revenue, divided by Aimco gross proceeds.

[3] Free Cash Flow Cap Rate represents the NOI Cap Rate, as adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
[4] Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
[5] Aimco Net Proceeds are Net Sales Proceeds adjusted for distributions made to noncontrolling interests in real estate partnerships.

26

Supplemental Schedule 9

Real Estate Capital Additions Information
Three Months Ended March 31, 2019
(consolidated amounts in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), Redevelopment, Development, Initial Capital Expenditures (“ICE”), or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item consumed prior to Aimco’s period of ownership.

Three Months Ended March 31, 2019
Capital Additions [1]
Capital Replacements
Buildings and grounds	$5,745
Turnover capital additions	1,328
Capitalized site payroll and indirect costs	1,031
Capital Replacements	8,104
Capital Improvements	2,311
Capital Enhancements	15,828
Redevelopment	18,918
Development	26,211
Initial Capital Expenditures	2,705
Casualty	1,821
Total	$75,898

Total apartment homes	34,207
Capital Replacements per apartment home	$237

[1]	For the first quarter, capital additions for Aimco’s Real Estate portfolio include $2.1 million of capitalized interest costs.

27

Supplemental Schedule 10

Redevelopment and Development Portfolio												(Page 1 of 4)
As of March 31, 2019
(dollars in millions, except per home information) (unaudited)

Aimco executes redevelopments using a range of approaches. Aimco prefers to limit risk by executing redevelopments using a phased approach, in which it renovates an apartment community in stages. Smaller phases provide Aimco the flexibility to maintain current earnings while aligning the timing of the completed apartment homes with market demand. The following table summarizes value-creating investments related to redevelopments of this nature.

			Number of Apartment Homes		Percentage of Completed Homes Leased	Estimated Net Investment [1]	Inception-to-Date Net Investment
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Homes Completed				Current Project Scope
Bay Parc	Miami, FL	474	60	30	90%	$24.1	$21.8	Amenities (complete) and renovation of four floors of apartment homes
Flamingo South Beach	Miami Beach, FL	1,330	—	—	—%	39.7	21.3	Arrival and entrance, retail, and leasing areas
Total		1,804	60	30		$63.8	$43.1

When smaller redevelopment phases are not possible, Aimco may engage in redevelopment activities where an entire building or community is vacated. Additionally, Aimco undertakes ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with the redevelopment of an existing apartment community.

The following table summarizes value-creating investments related to these developments and redevelopments.
											Average Revenue per Apartment Home Redeveloped or Constructed
			Number of Apartment Homes		Percentage of Completed Homes Leased	Estimated Net Investment	Inception-to-Date Net Investment
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Homes Completed				Initial Occupancy	Stabilized Occupancy	NOI Stabilization	Prior to Investment	Expected Stabilized	Expected Incremental Commercial Revenue
707 Leahy	Redwood City, CA	110	110	—	—%	$23.7	$2.0	1Q 2020	3Q 2020	4Q 2021	$2,800	$3,850	n/a
The Fremont	Denver, CO (MSA)	253	253	—	—%	87.0	18.7	3Q 2020	3Q 2021	4Q 2022	n/a	2,350	$0.1
Elm Creek Townhomes	Elmhurst, IL	58	58	—	—%	35.1	11.3	2Q 2020	2Q 2021	3Q 2022	n/a	4,515	n/a
Parc Mosaic	Boulder, CO	226	226	—	—%	117.0	86.9	2Q 2019	4Q 2020	1Q 2022	n/a	3,010	n/a
Total		647	647	—		$262.8	$118.9

Total		2,451	707	30		$326.6	$162.0

[1]	Potential net investment relates to the current phase of the redevelopment.
See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

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Supplemental Schedule 10 (Continued)

Redevelopment and Development Valuation Information				(Page 2 of 4)
(proportionate amounts, dollars in millions) (unaudited)

	March 31, 2019
	Occupancy Stabilized Communities		Communities Under Construction or in Lease-up	Total Redevelopment/Development Portfolio
Proportionate Property NOI
Proportionate Property NOI	$6.3		$6.8	$13.1

Occupancy Stabilized Communities
Annualized first quarter 2019 Proportionate Property NOI	$25.2

Range of applicable NOI capitalization rates	4.50% to 5.00%	[1]

Communities Under Construction or in Lease-up
Pre-redevelopment Proportionate Property NOI	$32.3

Inception-to-date net investment - Aimco share	$162.0
Projected NOI yield on incremental investment at stabilization	5.9%	[2]
Projected proportionate incremental stabilized property NOI	$9.6

Total estimated post redevelopment Proportionate Property NOI	$41.9

Range of applicable NOI capitalization rates	4.20% to 4.70%	[3]

[1]
Occupancy stabilized communities includes 88th St. Second Avenue, a 43 home community in New York City, New York, Villas at Park La Brea, a 250 home community in Los Angeles, California, Park Towne Place, a 940 home community in Philadelphia, Pennsylvania. Average rents for Villas at Park La Brea and Park Towne Place are greater than 125% of their respective local market average rents, making these communities, "A" quality as defined by Aimco. Average rent at 88th St. Second Avenue is between 100%-125% of New York City average rents, making this community "B" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for Second Half 2018, NOI capitalization rates for this community ranges from 4.50% - 5.00%.

[2]
The projected NOI yield on incremental investment at stabilization reflects the weighted average yield for the current population of communities under construction or in lease-up. The projected NOI yield declined by 20 basis points from December 31, 2018 due to the net impact of the removal of Broadway Lofts, Calhoun Beach Club, Palazzo West at the Grove, Palazzo East at Park La Brea, Park Towne Place, Villas at Park La Brea, and Yorktown from this classification due to the communities’ stabilization and the addition of 707 Leahy to this classification. Projected NOI yield has not changed for individual redevelopments or developments included in this classification for both periods.

[3]	These communities are located in high-quality submarkets including:
	Location	Submarket
	Boulder, CO	Boulder
	Anschutz Medical Campus, Denver, CO (MSA)	North Aurora
	Miami Beach, FL	Downtown/South Beach
	Lombard and Elmhurst, IL	Central DuPage County
	Redwood City, CA	Redwood City

Projected stabilized average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for Second Half 2018, NOI weighted capitalization rates for this set of communities could range from 4.20% - 4.70%.

Aimco estimates the fair value of occupancy stabilized communities by annualizing the most recent quarter’s Proportionate Property NOI and applying an appropriate capitalization rate. Aimco estimates the fair value for the communities under construction or in lease-up by discounting projected future cash flows through community stabilization. See Aimco’s September 30, 2018 NAV Presentation on Aimco’s website at investors.aimco.com for additional information. The fair value of these communities may also be derived by applying an appropriate capitalization rate to estimated post redevelopment Proportionate Property NOI. The post redevelopment Proportionate Property NOI may be calculated as the combination of Pre-redevelopment Proportionate Property NOI (defined on the next page) and the projected proportionate incremental stabilized property NOI as estimated based on the projected yield on current inception-to-date investment.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

29

Supplemental Schedule 10 (Continued)

Redevelopment and Development Portfolio	(Page 3 of 4)

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Stabilized Occupancy - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).
NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.
Average Revenue per Apartment Home Redeveloped or Constructed - represents the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment, and the projected revenues per apartment home following redevelopment or construction, excluding rent and other rental income from commercial leases (which are presented separately on page 1 of this schedule) and resident utility reimbursements. Projections of stabilized revenues per apartment home are based on management’s judgment at the start of a redevelopment or development project. These projections consider factors including but not limited to: current rent; other rental income expectations; and revenue achievement to date as compared to current market rents.

Pre-redevelopment Proportionate Property NOI - estimated by applying (a) market revenue and expense growth rates derived from third-party information for the period immediately preceding construction through the current period to (b) Proportionate Property NOI results immediately preceding construction.

Projected Stabilized NOI Yield on Incremental Investment at Stabilization - for redevelopment projects, represents projected stabilized incremental net operating income (including commercial lease income) as a percentage of the Estimated Net Investment. Projected incremental net operating income for redevelopment projects includes the estimated stabilized rate increase that is expected to be achieved and the estimated expense savings resulting from the redevelopment. For development projects, this represents projected stabilized net operating income as a percentage of the Estimated Net Investment.

Occupancy Stabilized Communities - includes communities classified as part of Redevelopment/Development for which construction has been completed, but for which the requirements to be reclassified into Same Store have not yet been met.

Communities Under Construction or in Lease-up - represents communities classified as part of Redevelopment/Development and included in Supplemental Schedule 10, as well as other communities classified as Redevelopment/Development that are smaller in scope and therefore not included in Supplemental Schedule 10.

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Supplemental Schedule 10 (Continued)

Project Summaries	(Page 4 of 4)

707 Leahy Redwood City, CA
In the first quarter 2019, Aimco commenced de-leasing the 110-apartment home community that consists of three buildings. All apartment homes will be vacated to allow for the redevelopment. The redevelopment includes all apartment interiors, common areas, landscaping, and amenities. The first of the three buildings is expected to be delivered in the first quarter 2020.

Bay Parc Miami, FL
In third quarter 2018, Aimco commenced redevelopment of three floors of the building. The completed portion of the current phase also includes: improvements to the leasing and lobby areas; apartment homes on one floor; redesign of the retail space including addition of a street café; updated landscaping; and expansion of the pool deck.

Elm Creek Townhomes Elmhurst, IL	This is a ground-up development of 58 townhomes adjacent to Aimco's Elm Creek apartment community. Aimco commenced construction in the fourth quarter 2018 with completion anticipated in mid 2020.
Flamingo South Beach Miami Beach, FL
The current phase of the redevelopment includes redevelopment of the front entrance, retail upgrades, development of amenities, and landscaping and exterior improvements. The initial phase of the redevelopment, which included full upgrade of the property-wide security systems, including biometrics and destination elevators, and upgrade of the common areas of the center tower and mid-rise building, is complete.

The Fremont Anschutz Medical Campus Denver, CO (MSA)
This is a ground-up development of a 253-apartment home community located within the University of Colorado Anschutz Medical Campus and immediately adjacent to Aimco’s 21 Fitzsimons apartment community. Aimco commenced construction in third quarter 2018 with completion anticipated in late 2020.

Parc Mosaic Boulder, CO
This is a ground-up development of a 226-apartment home community. Construction is on plan, with the anticipated completion of the first building in mid 2019, and completion of the development by the end of 2019.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 94% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, Aimco provides certain financial information necessary to calculate Aimco’s share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.
Aimco does not control the unconsolidated real estate partnerships and the calculation of Aimco’s share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.
Proportionate information benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets, liabilities and other items attributable to Aimco stockholders. Other companies may calculate their proportionate information differently than Aimco does, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP Aimco proportionate financial information should not be considered in isolation or as a substitute for information included in Aimco’s financial statements as reported under GAAP.
AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems and other investments that are consequential in nature. The average age of apartment communities is weighted by the estimated fair value of the properties.
AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco proportionate average monthly rental and other property revenues, excluding resident reimbursement of utility cost, divided by the number of occupied apartment homes as of the end of the period.

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CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to Aimco’s period of ownership and not contemplated in Aimco’s underwriting of an acquisition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during Aimco’s period of ownership. CR is deducted in the calculation of AFFO. See below for a reconciliation between CR amounts on Schedule 2 and Schedule 9.

Three Months Ended March 31, 2019
Capital Replacements (Schedule 9)	$8,104
Adjustments
Proportionate share of Capital Replacements spending	613
Amortization of incremental costs to obtain leases	994
Capital Replacements (Schedule 2)	$9,711
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a severe snow storm, hurricane, tornado, flood or fire.
CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. CE differs from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.
INITIAL CAPITAL EXPENDITURES (ICE): ICE represent capital additions contemplated in the underwriting at Aimco’s recently acquired communities.
REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with ground-up development projects.
CONTRIBUTION FROM ASSET MANAGEMENT: On July 25, 2018, Aimco sold its interest in its Asset Management business. Asset Management refers generally to the activities Aimco performed in its role as general partner in partnerships holding low-income housing tax credit apartment communities, and which were structured to provide for the pass-through of tax credits and deductions to their partners. As presented in Supplemental Schedule 2, Contribution from Asset Management consists of Pro forma FFO related to apartment communities served by Aimco’s Asset Management business; income associated with delivery of tax credits to the non-Aimco investors in the partnerships; and other income; less asset management expenses (including certain allocated offsite costs related to the operation of this business) prior to Aimco’s sale of this business.

33

CONTRIBUTION FROM REAL ESTATE: As presented in Supplemental Schedule 2, Contribution from Real Estate represents the Pro forma FFO generated by Aimco’s portfolio of apartment communities, which consists of property net operating income and other items of income or expense that relate to Aimco’s portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering these communities, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.
ECONOMIC INCOME: As discussed in Supplemental Schedule 1, Economic Income represents stockholder value creation as measured by the change in estimated net asset value, or NAV, per share, plus cash dividends per share. Aimco believes Economic Income is important to investors as it represents a measure of total return we have earned for our stockholders. NAV, as used in our calculation of Economic Income, is a non-GAAP measure and represents the estimated fair value of assets net of liabilities attributable to Aimco’s common stockholders and the Aimco Operating Partnership’s common unitholders on a diluted basis. Aimco reports and reconciles Economic Income to GAAP equity annually. Please refer to the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations described in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018 for more information about Economic Income.
FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.
FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.
LEVERAGE RATIO DEFINITIONS
Aimco’s leverage strategy targets the ratio of Proportionate Debt and Preferred Equity to Adjusted EBITDAre to be below 7.0x and the ratio of Adjusted EBITDAre to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Proportionate Debt to Adjusted EBITDAre and Adjusted EBITDAre Coverage of Adjusted Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that Aimco’s method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.
Aimco’s net leverage includes Aimco’s share of long-term, non-recourse property debt, outstanding borrowings on its revolving credit facility, and outstanding preferred equity, reduced by cash and restricted cash on-hand and its investment in a securitization trust that holds certain of its property debt. Aimco reconciles consolidated balances to its net leverage on Supplemental Schedule 5(a).

34

Aimco calculates Adjusted EBITDAre and Adjusted Interest used in its leverage ratios based on current quarter amounts, annualized.
EBITDAre AND ADJUSTED EBITDAre
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•	gains and losses on the dispositions of depreciated property;

•	impairment write-downs of depreciated property;

•	impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and

•	adjustments to reflect the Aimco’s share of EBITDAre of investments in unconsolidated entities.
Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies.
ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•
the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt, as Aimco views its interest cost on this debt to be net of any interest income received; and

•
the amount by which GAAP rent expense exceeds cash rents for a long-term ground lease for which expense exceeds cash payments until 2076. The excess of the GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects Aimco’s ability to service debt;

35

A reconciliation of net income to EBITDAre and Adjusted EBITDAre for Aimco’s portfolio for the three months ended March 31, 2019 is as follows:

(in thousands) (unaudited)	Three Months Ended March 31, 2019
Net income	$291,295
Adjustments:
Interest expense	41,409
Income tax expense	2,981
Depreciation and amortization	93,565
Gain on disposition of real estate	(291,473)
Adjustment related to EBITDAre of unconsolidated partnerships	210
EBITDAre	137,987
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(91)
EBITDAre adjustments attributable to noncontrolling interests	(414)
Interest income received on securitization investment	(2,002)
Straight-line rent adjustment	2,460
Pro forma adjustment [1]	(3,651)
Adjusted EBITDAre	$134,289

Annualized Adjusted EBITDAre	$537,156

[1]	Adjusted EBITDAre has been calculated on a pro forma basis to reflect the disposition of seven apartment communities during the period as if the transactions had closed on January 1, 2019.
During first quarter 2019, Aimco retitled its Adjusted EBITDA measure to Adjusted EBITDAre in its calculation of leverage ratios. The computation of Adjusted EBITDAre has been modified from Aimco’s prior measure to include the amortization of debt issuance costs as a component of interest expense in both the computation of Adjusted Interest Expense and Adjusted EBITDAre. The impact of this change is less than 0.1x to each ratio. Aimco also added a reconciliation of Net Income to EBITDAre in the table above. EBITDAre is defined by the National Association of Real Estate Investment Trusts, or Nareit, and provides for an additional performance measure independent of capital structure for greater comparability between REITs.
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense on non-recourse property debt and interest on the credit facility borrowings less (i) prepayment penalties, if any, and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt.
Adjusted Interest Expense and Preferred Dividends as used in the leverage ratios on Supplemental Schedule 5(a) are calculated as follows:

	Three Months Ended March 31, 2019
(in thousands) (unaudited)	Adjusted Interest Expense	Pro forma adjustment	Pro forma Adjusted Interest Expense
Interest expense per consolidated statement of operations	$41,409	$1,125	$42,534
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(93)	—	(93)
Interest income received on securitization investment	(2,002)	—	(2,002)
Adjusted Interest Expense	$39,314	$1,125	$40,439
Preferred Dividends	4,082	(2,148)	1,934
Adjusted Interest Expense and Preferred Dividends	$43,396	$(1,023)	$42,373

Annualized Adjusted Interest Expense	$157,256		$161,756
Annualized Adjusted Interest Expense and Preferred Dividends	$173,584		$169,492

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Adjusted Interest Expense and Preferred Dividends have been calculated on a pro forma basis to to reflect the redemption of the Class A Perpetual Preferred Stock as if it had occurred at the beginning of the quarter.
FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by Aimco’s Credit Agreement may differ from those used by Aimco in the calculations of its Leverage Ratios.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.
PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets and on Supplemental Schedule 5(b).
PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a) and shown above, excluding Preferred Equity to (b) Adjusted EBITDAre.
PROPORTIONATE DEBT AND PREFERRED EQUITY TO ADJUSTED EBITDAre RATIO: The ratio of (a) Aimco’s share of net leverage attributable to its Real Estate portfolio as calculated on Supplemental Schedule 5(a) and shown above to (b) Adjusted EBITDAre.
NAREIT FUNDS FROM OPERATIONS (Nareit FFO): Nareit FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (Nareit) defines as net income computed in accordance with GAAP, excluding: depreciation and amortization related to real estate; gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; and income taxes directly associated with a gain or loss on sale of real estate; and including Aimco’s share of Nareit FFO of unconsolidated partnerships and joint ventures. Aimco computes Nareit FFO for all periods presented in accordance with the guidance set forth by Nareit.
In addition to Nareit FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure short-term performance. Pro forma FFO represents Nareit FFO as defined above, excluding certain amounts that are unique or occur infrequently.
In computing 2019 Pro forma FFO, Aimco made the following adjustments:

•
Straight line rent: In 2018, Aimco assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. Aimco includes the cash rent payments for this ground lease in Pro forma FFO, but excludes the incremental straight line non-cash rent expense.

•
Litigation: During 2018, Aimco was engaged in litigation with Airbnb, which was resolved in December 2018. Due to the unpredictable nature of these proceedings, related amounts recognized, net of income tax effect, are excluded from Pro forma FFO.

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In computing 2018 Pro forma FFO, Aimco made the following adjustments:

•	Litigation: Adjustment is described above.

•
Change in Lease Accounting: Effective January 1, 2019, Aimco adopted accounting guidance that changed how Aimco recognizes costs incurred to obtain resident leases. For comparability between periods, Aimco has recast 2018 as if the new standard was effective January 1, 2018. AFFO is unchanged by the new standard.

AFFO represents Pro forma FFO reduced by Capital Replacements and is Aimco’s primary measure of current period performance.
Nareit FFO, Pro forma FFO and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s short-term performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. Nareit FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) as determined in accordance with GAAP, as indicators of performance. There can be no assurance that Aimco’s method of computing Nareit FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco’s guidance range:

(dollars per share) (unaudited)	Second Quarter	Full Year
	2019	2019
Net income	$0.41	$3.38
Depreciation, net	0.58	2.35
Gain on dispositions of real estate, inclusive of related income tax	(0.40)	(3.28)
Straight-line rent [1]	—	0.03
Per share impact of reverse stock split [2]	—	(0.02)
Pro forma FFO	0.59	2.46
Capital Replacements, net	(0.09)	(0.29)
AFFO	$0.50	$2.17

[1]	Adjustment to Pro forma FFO for the straight-line rent expense adjustment required by GAAP for a long-dated ground lease. See further description above.

[2]
During first quarter 2019, Aimco completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted average shares as if the reverse stock split occurred at the beginning of the period presented; while shares issued in the special dividend are included in weighted average shares outstanding from the date issued. To minimize confusion and facilitate comparison of period-over-period Pro forma FFO and AFFO, Aimco calculated pro forma weighted average shares for first quarter 2019 based on the effective date of the reverse stock split and ex-dividend date for the shares issued in the special dividend, thereby eliminating the per share impact of the GAAP treatment to Aimco’s reported Pro forma FFO and AFFO.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by Aimco gross proceeds.
NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.
OTHER EXPENSES, NET: Other expenses, net allocated to real estate property operating expenses on Supplemental Schedule 2 includes franchise taxes, and expenses specifically related to Aimco’s administration of its real estate partnerships, for example, services such as audit, tax and legal. Other expenses, net not allocated to real estate property operating expenses generally consists of risk

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management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.
PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.
Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Proportionate Property NOI, which represents Aimco’s share of the NOI for the apartment communities that Aimco consolidates and manages but excludes apartment communities that it does not consolidate. Proportionate Property NOI is defined as Aimco share of rental and other property revenue less Aimco share of property operating expenses. In its evaluation of community results, Aimco excludes from rental and other property revenues the amount of utility costs reimbursed by residents and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands)(unaudited)	Three Months Ended
	March 31, 2019		March 31, 2018
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements

Total attributable to real estate (per consolidated statements of operations)	$230,235	$79,184	$225,393	$78,287
Adjustment: Utility reimbursement [1]	(7,956)	(7,956)	(7,460)	(7,460)
Adjustment: Sold properties and other amounts not allocated [2]	(5,959)	(9,830)	(19,582)	(12,945)
Attributable to Real Estate (per Supplemental Schedule 2)	216,320	61,398	198,351	57,882
Adjustment: proportionate adjustment [3]	(791)	(233)	(776)	(266)
Proportionate property net operating income	$215,529	$61,165	$197,575	$57,616

Same Store amounts (per Supplemental Schedule 2)	$176,405	$47,316	$169,274	$46,958
Proportionate adjustment [3]	(686)	(179)	(668)	(203)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$175,719	$47,137	$168,606	$46,755

[1]
Nearly two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

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[2]
Sold properties and other amounts not allocated to Real Estate includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.

[3]
Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to Aimco’s operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate same store amounts presented on Supplemental Schedules 6.

PORTFOLIO QUALITY RATINGS: Aimco measures the quality of apartment communities in its portfolio based on average rents of its apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, Aimco classifies as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of local market average.
REAL ESTATE CLASSIFICATIONS: Aimco’s portfolio of apartment communities is diversified by both price point and geography. Aimco’s portfolio is classified into four segments, as follows:
SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2018 and maintained it throughout the current and the comparable prior periods and (c) are not expected to be sold within 12 months.
ACQUISITION: Includes apartment communities acquired since January 1, 2018.
REDEVELOPMENT/DEVELOPMENT: Includes apartment communities currently under construction that have not achieved a stabilized level of operations and those that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.
OTHER REAL ESTATE: Apartment communities that do not meet the Same Store, Acquisition or Redevelopment/Development definitions.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2018, or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2. Information about property net operating income for Sold and Held For Sale Apartment Communities may be found on Supplemental Schedule 3.
TURNOVER: Represents the percentage of residents who have moved out in the trailing twelve months.  Turnover is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. For the twelve months ended March 31, 2019, Turnover was 44.0%, a 150 basis point improvement from the twelve months ended March 31, 2018 and a 50 basis point improvement from the year ended December 31, 2018. Inclusive of intra-community transfers, Turnover was 48.2% for the trailing twelve months ended March 31, 2019.

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